ASSET PURCHASE AGREEMENT

By and Between

METALICO CATCON, INC.
(“Buyer”)

and

AMERICAN CATCON HOLDINGS, LLC
(“Seller”)

January 2, 2008
ASSET PURCHASE AGREEMENT

This Agreement entered into as of January 2, 2008, by and between METALICO CATCON, INC., a Texas corporation (“Buyer”) and AMERICAN CATCON HOLDINGS, LLC, a Texas limited liability company (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

This Agreement contemplates a transaction in which Buyer shall purchase all of those operating assets of Seller defined below as “Acquired Assets” in return for cash and other consideration set forth herein. Contemporaneously with the execution of this Agreement, Buyer is executing the Mississippi Purchase Agreement (as hereinafter defined). It is the intent of the parties to this Agreement that the execution and delivery of the Mississippi Purchase Agreement be a condition to the closing and consummation of the transactions contemplated hereunder.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1. DEFINITIONS

“Accounts Receivable” has the meaning set forth in §3.10 below.

“Acquired Assets” means all right, title, and interest in and to all of the assets owned and used in the Business, including without limitation, all assets set forth in Schedule A attached hereto and all tangible and intangible personal property of Seller (such as, without limitation, Business Equipment, Inventory, inventories of materials and supplies, computers, leaseholds, manufactured furniture, automobiles, trucks, tractors, trailers, containers, wagons, spare parts, leases, subleases and rights thereunder, Marks and other intellectual property owned or licensed by or on behalf of Seller, agreements, contracts and contract rights, securities, equity interests, accounts receivable, notes, and other receivables, claims, vendor advances, deposits (but not deposits at financial institutions), prepayments, causes of action, rights of recovery, rights of set off and rights of recoupment, Governmental Authorizations, variances and similar rights obtained from Governmental Bodies, customer lists, customer accounts, books, records, ledgers, files, documents, correspondence and lists).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“After-Tax Profit Share” means an amount equal to thirty percent (30%) of Seller’s after-tax profits for the months of November and December 2007, as determined prior to Closing to the mutual satisfaction of the Parties from financial statements prepared by Seller and reviewed by Buyer.

“Annual Earnout” has the meaning set forth in §2.2(d) below.

“Annual Lot” has the meaning set forth in §2.4(c)(i) below.

“Arbitration Referral Period” has the meaning set forth in §10.8 below.

“Assumed Debt” means, collectively, the sum of: (i) the amount of the liabilities included in the determination of Net Working Capital under §2.2(b), (ii) the first $1,900,000 outstanding under the Bank Line as of the Closing Date, and (iii) the outstanding balance of the Equipment Debt as of the Closing Date.

“Balance Sheet” means the balance sheet of Seller as at October 31, 2007 provided to Buyer pursuant to §3.4.

“Bank Line” means a secured working capital line of credit provided to Seller by either (but not both) Bank of America or Merrill Lynch Business Financial Services, Inc. on the date of determination.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Benchmark EBITDA” has the meaning set forth in §2.2(d).

“Bill of Sale” means a bill of sale for all of the Acquired Assets that are tangible personal property in the form of Exhibit 5.1(c) attached hereto.

“Buda Landlord” means Hickman Property Holdings, LLC, a Texas limited liability company.

“Buda Lease” means an operating lease for the Buda Property between Buda Landlord and Seller.

“Buda Property” means the real property located at 17401 Interstate Highway 35, Buda, Texas used in Seller’s Business.

“Business” means Seller’s automotive and industrial recycling business as constituted as of the date of this Agreement.

“Business Equipment” means all machinery, equipment, vehicles, tools, supplies, and other similar tangible personal property used or maintained by Seller in the operation of the Business.

“Business Records” has the meaning set forth in §10.1 below.

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Advisors” has the meaning set forth in §8.1 below.

“Buyer’s Earnout Calculation” has the meaning set forth in §2.4(c) below.

“Cash Component” has the meaning set forth in §2.2(a)(i) below.

“Claims Notice” has the meaning set forth in §7.5(a) below.

“Closing” has the meaning set forth in §2.6 below.

“Closing Date” has the meaning set forth in §2.6 below.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law and any regulation issued by the Internal Revenue Service pursuant to the Internal Revenue Code of 1986 or any successor law.

“Collection Actions A/R” has the meaning set forth in §3.10 below.

“Confidential Information” means any and all information concerning the business and affairs of Buyer or Seller that is not generally available to the public, including, without limitations:

(a) trade secrets concerning the business and affairs of Buyer or Seller, product specifications, data, know how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the laws of the State of Texas; and

(b) information concerning the business and affairs of Buyer or Seller (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for Buyer or Seller containing or based, in whole or in part, on any information included in the foregoing;

provided that “Confidential Information” shall not include such portions thereof which (i) are or become available to the public through no fault or action by the receiving Party or its representatives or (ii) are or hereafter become available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or the disclosing Party’s representatives, which source, to the best of the receiving Party’s knowledge, is not prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation to the disclosing Party.

“Dallas Landlord” means SVF Texas Redbird II, LP, a Texas limited partnership.

“Dallas Lease” means the operating lease for the Dallas Property between Dallas Landlord’s predecessor in interest and Seller dated December 3, 2003 as amended by that certain Amendment to Lease between Dallas Landlord and Seller dated August 31, 2006.

“Dallas Lease Security” has the meaning set forth in §7.7 below.

“Dallas Property” means the real property located at 4545-4687 Mint Way, Dallas, Texas used in Seller’s Business.

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“EBITDA” means earnings before interest, income taxes, depreciation, amortization, other income and expense and discontinued operations and any corporate charges incurred by or assessed against Buyer that are properly allocable to the EBITDA Assets as owned and operated by Buyer.

“EBITDA Arbiters” has the meaning set forth in §2.4(c)(iii) below.

“EBITDA Assets” means, collectively, the Acquired Assets and the assets of the Mississippi Company acquired by Buyer pursuant to the Mississippi Purchase Agreement.

“EBITDA Reply Period” has the meaning set forth in §2.4(c)(ii) below.

“EBITDA Review Period” has the meaning set forth in §2.4(c)(i) below.

“Employment Agreement” has the meaning set forth in §2.5(a) below.

“Encumbrance” means any charge, claim, community property interest, condition, encumbrance, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, or other obligation arising from or under Environmental Law or Occupational Safety and Health Law and related to the Acquired Assets or the Property.

“Environmental Laws” or “Environmental Law” means any and all Legal Requirements relating to Hazardous Activities, Hazardous Materials, pollution, or protection or remediation of the Environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Oil Pollution Control Act of 1990, as amended, 33 U.S.C. § 2701 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300f et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. § 11001 et seq.; all comparable state and local laws; and any common law that imposes liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material, but excluding Occupational Safety and Health Laws.

“Equipment Debt” means Indebtedness of Seller in respect of certain Business Equipment as set forth on Schedule G attached hereto.

“Excluded Assets” means (i) all minute books, membership records, and similar organizational records of Seller; (ii) all assets of Seller which have been disposed of by Seller in the Ordinary Course of Business since the date of the Financial Statements or as otherwise permitted under this Agreement or with Buyer’s consent; and (iii) all rights or choses in action arising out of occurrences prior to the Closing.

“Facility” or “Facilities” means those premises on the Property used in the Business.

“Financial Statements” has the meaning set forth in §3.4 below.

“Fiscal Year” means a year ending December 31.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any authorization, permit, license, lease, franchise, certificate, qualification, easement, right of way or other right and/or approval obtained or obtainable from a Governmental Body which is necessary or advisable for the operation of the Business as presently conducted and as proposed to be conducted.

“Governmental Body” means any nation or government, any federal, state, local, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitrator, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Assets.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos containing materials.

“Indebtedness” as applied to any Person means all obligations of that Person to repay or pay both current and long-term liabilities owed to another Person, including all items (except items of capital stock, capital surplus, general contingency reserves, deferred income taxes, retained earnings and amounts attributable to minority interest, if any) which in accordance with the method of accounting adopted by Seller would be included in determining total liabilities as shown on the liability side of a balance sheet of that Person as of the date Indebtedness is to be determined, including obligations of that Person properly treated as capital lease obligations or their equivalent under GAAP.

“Indemnified Party” has the meaning set forth in §7.4(a) below.

“Indemnifying Party” has the meaning set forth in §7.4(a) below.

“Interim Balance Sheet” means the balance sheet contained within the Interim Financial Statements.

“Interim Financial Statements” has the meaning set forth in §3.4 below.

“Interim Fiscal Month End” has the meaning set forth in §3.4 below.

“Inventory” means all material held for sale stored at Seller’s operating facilities on the Property, or such other locations at which Seller has stored any such materials to which it has title and set forth on Schedule B attached hereto in accordance with §2.2(b) below. The Inventory shall include all raw materials, work in process and finished goods. The Inventory shall not include: (i) any materials owned by third parties and stored by Seller for processing on a consignment, toll processing or other basis; and (ii) any materials or other goods sold by Seller prior to the Closing Date that have been shipped but not yet invoiced by Seller.

“Inventory Date” has the meaning set forth in §2.2(b) below.

“Key Persons” means      .,      ,      , and      .

“Knowledge” means (a) with respect to Seller, the actual knowledge of any member, manager, director or officer of Seller, including the actual knowledge of the President of Seller, and (b) with respect to Buyer, the actual knowledge of any director or officer of Buyer.

“Legal Requirement” means any federal, state, local, municipal, foreign or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, or requirement under any Order, Governmental Authorization, or other document issued by or entered into with any Governmental Body.

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or un-liquidated, and/or due or to become due), including any liability for Taxes.

“Loss or Damage” means all costs incurred in the defense or prosecution of all claims, and all direct damages (not to include consequential or incidental damages) associated with all judgments, orders, rulings, penalties, costs, amounts paid in settlement, including court costs and reasonable attorneys’ fees and expenses.

“Market Event” means an event or series of events resulting in:

(a) neither Buyer nor Metalico being able to finance the transaction contemplated under this Agreement with traditional institutional lenders at rates which would have been reasonable prior to the occurrence of such event or events; or

(b) the effective absence of a market for equity securities of companies comparable to Metalico; or

(c) Metalico not being able to sell equity securities at prices that would have been reasonable prior to such event or events.

“Marks” means, collectively, fictional business names, trading names, registered or unregistered trademarks, service marks, and applications therefor.

“Material Adverse Effect” means an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Business, taken as a whole, which is materially adverse to the Business.

“Member” means each of Allen W. Hickman, Jr., Trustee the Allen W. Hickman, Jr. Trust U.T.D. December 27, 2006 and Allen W. Hickman, Sr., Trustee the Austin Hickman Trust U.T.D. December 27, 2006.

“Metalico” means Metalico, Inc., a Delaware corporation.

“Metalico Guaranty” means a guaranty of the obligations of Buyer to Seller under the Seller Note in the form of Exhibit 5.2(d) attached hereto.

“Metalico Stock” has the meaning set forth in §2.4(c) below.

“Mississippi Company” means American Cat Con, LLC, a Mississippi limited liability company.

“Mississippi Purchase Agreement” means an asset purchase agreement of even date with this Agreement by and between Buyer as buyer and the Mississippi Company as seller governing the acquisition of the assets of the Mississippi Company described therein by Buyer.

“Net Working Capital” means (i) the sum of (A) Accounts Receivable net of uncollectibles, (B) customer advances (net of uncollectible or unrecoverable advances, determined for a reasonable period of time after such advances are made), (C) Inventory at actual cost or the Unvalued Inventory Cost, as appropriate, plus freight in and, for finished or prepared Inventory, Seller’s internal cost of processing, and (D) prepayments on Business Equipment and Business Equipment acquired after the date hereof which is included in Acquired Assets, minus (ii) the sum of (A) accounts payable and (B) accrued expenses, if any. Net Working Capital as of the Closing Date shall be set forth on Schedule C attached hereto in accordance with §2.2(b) below.

“Non-Competition Agreement” has the meaning set forth in §2.5(b) below.

“Occupational Safety and Health Law” means any Legal Requirement primarily designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the federal Occupational Safety and Health Act, as amended, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means an order, injunction, judgment, decree, ruling, or charge of any Governmental Body that is binding on Seller.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Part” means a part or section of the Disclosure Schedule.

“Parties” and “Party” have the meanings set forth in the preface above.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Property” means, collectively, the Buda Property and the Dallas Property.

“Purchase Price” has the meaning set forth in §2.2(a) below.

“Put Period” has the meaning set forth in §2.4(c)(ii) below.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Required Minimum” means the sum of (a) Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000) plus (b) the After-Tax Profit Share.

“Seller” has the meaning set forth in the preface above.

“Seller Note” has the meaning set forth in §2.2(a)(iii) below.

“Seller Plans” has the meaning set forth in §3.14(a) below.

“Seller’s Earnout Adjustment” has the meaning set forth in §2.4(c)(ii) below.

“Senior Hickman Debt” means Indebtedness as of the Closing Date of Seller to Allen W. Hickman, Sr., in a maximum principal amount outstanding of $2,832,000, together with all accrued and unpaid interest as of the Closing Date.

“Senior Hickman Payment” has the meaning set forth in §2.2(a)(iv) below.

“Stockholder” means, collectively, Seller and/or, if and as directed by Seller, either or both of the Members, as holders of the Metalico Stock in accordance with § 2.4(c).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, bulk transfer taxes, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Third Party Claim” has the meaning set forth in §7.4(a) below.

“Unvalued Inventory Cost” means, solely with respect to items of Inventory such as catalytic converter hulls for which Seller did not incur a cost, the amount that is thirty percent (30%) less than Seller’s selling price or reasonably anticipated selling price.

ARTICLE 2. BASIC TRANSACTION

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer, convey, and deliver to Buyer, the Acquired Assets.

2.2 Purchase Price.

(a) For the Acquired Assets, Buyer agrees to pay, deliver, or provide to Seller the following items (collectively, the “Purchase Price”):

(i) the sum of $14,000,000 in cash (A) less the outstanding principal balance of the Senior Hickman Debt as of the Closing Date and (B) as further adjusted pursuant to §2.2(b) below (as so adjusted, the “Cash Component”);

(ii) the Metalico Stock;

(iii) an installment note in the form of Exhibit 2.2(a)(iii) attached hereto in the principal amount of the sum of (A) the Senior Hickman Payment and (B) One Million Dollars ($1,000,000);

(iv) the payment in full of the outstanding balance of the Senior Hickman Debt (the amount of such payment the “Senior Hickman Payment”); and

(v) payment of Indebtedness under the Bank Line in a maximum principal amount of $1,900,000.

(b) The unadjusted principal amount of the Cash Component as stated in §2.2(a)(i) above includes and assumes the retention by Seller and transfer to Buyer of Net Working Capital in the amount of the Required Minimum, determined as of the Closing Date. The Parties shall use commercially reasonable efforts in good faith to establish prior to the Closing Date a mutually satisfactory method for estimating, counting, and valuing Inventory subject to the contemplated purchase by Buyer so as to permit a final determination of the value of Inventory to be made on the Closing Date in order to make a satisfactory determination of Net Working Capital. Buyer shall have the right to exclude (from the determination of Net Working Capital) or reject any Inventory for which the Parties cannot agree to a valuation. On a date (the “Inventory Date”) occurring not more than twenty-four (24) hours prior to the Closing Date, Seller shall provide to Buyer a copy of Seller’s Inventory list. The Parties shall jointly confirm the Inventory prior to Closing. The Parties shall annex such Inventory list hereto as Schedule B and shall annex the final determination of Net Working Capital hereto as Schedule C on the Closing Date.

(i) In the event Seller’s actual Net Working Capital exceeds the Required Minimum on the Closing Date, the amount of the Cash Component (and therefore the Purchase Price) shall be increased in the amount of such excess; and

(ii) in the event Seller’s actual Net Working Capital is less than the Required Minimum on the Closing Date, the amount of the Cash Component (and therefore the Purchase Price) shall be reduced in the amount of such deficit.

The Parties shall further adjust Net Working Capital within ninety (90) days after the Closing to reflect the amount of customer advances mutually determined in good faith to be uncollectible or unrecoverable and shall promptly effect payment in cash (as between the Parties) as indicated by any such further adjustment. If Seller pays Buyer in respect of any such uncollectible or unrecoverable advances, such customer advances shall be assigned back to Seller, and Buyer shall not interfere with Seller’s efforts to collect or recover such advances, and shall remit to Seller any subsequent payments received from any such customers up to the amount of the advance assigned back to Seller.

(c) The Purchase Price and the elements thereof shall be allocated in accordance with Schedule D attached hereto. Such allocation shall be done in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder, and Buyer and Seller agree that they shall use this allocation to prepare, on a consistent basis, and file, as required, Form 8594 (Asset Acquisition Statement) under Section 1060 of the Code. Neither Seller nor Buyer may take any position on its respective income tax return that is inconsistent with this allocation. Seller and Buyer shall duly prepare, and timely file, such reports and information returns to report this allocation as may be required by any federal, state or local taxing authority. In the event that any taxing authority disputes the allocation, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute. After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule D for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof.

(d) As additional consideration for the Acquired Assets, for each of the first four consecutive Fiscal Years ending after the Closing Date Buyer shall make an annual payment to Seller (the “Annual Earnout”) in accordance with §2.4(d) below based on the performance of the EBITDA Assets in such Fiscal Years determined as follows: for each such Fiscal Year Buyer shall pay Seller fifty percent (50%) of EBITDA generated in such year in excess of $8,250,000 up to a maximum Annual Earnout amount of $2,062,500 per year. The calculation of the Annual Earnout shall be based upon annual audits of the EBITDA Assets by Buyer’s independent auditors subject to verification and approval (as to methodology and accuracy) by Seller’s accountants. As a benchmark, the parties agree that EBITDA for the ten months ended October 31, 2007 was $8,220,281 (the “Benchmark EBITDA”), and EBITDA calculations hereunder shall be made in a manner consistent with that used in the determination of the Benchmark EBITDA as set forth in Schedule F attached hereto.

2.3 No Assumed Liabilities; Non-Encumbered Assets. Buyer assumes no liabilities of Seller other than (a) the Assumed Debt, (b) any Liability under any assigned contract or assigned permit arising from or relating to facts, conditions, or events arising or occurring after the Closing, and (c) any Liability arising as a result of Buyer’s ownership or use of the Acquired Assets after the Closing and not otherwise expressly retained or indemnified by Seller under this Agreement. All Acquired Assets shall be free and clear of all Encumbrances.

2.4 Payment. Buyer shall pay the Purchase Price to Seller at the Closing as follows:

(a) Buyer shall pay to Seller the Cash Component (as it may be adjusted pursuant to §2.2(b) above) by bank wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing Date.

(b) Buyer shall deliver to Seller the Seller Note.

(c) Buyer shall deliver to Stockholder five hundred thousand (500,000) restricted (unregistered) shares of Metalico common stock (the “Metalico Stock”) as soon as practicable but in any event within three (3) business days of the Closing Date. The Metalico Stock shall be fully paid and non-assessable. Stockholder may not sell all or any of the Metalico Stock except as provided in this §2.4(c).

(i) The Metalico Stock shall be represented by not less than two certificates or sets of certificates, each representing 250,000 shares of the Metalico Stock (the “Annual Lot”). Such certificates shall be held in escrow by, at Seller’s option, Merrill Lynch Business Financial Services, Inc. or K&L Gates. Certificates representing one Annual Lot shall be released from escrow to Stockholder annually on the anniversary of the Closing Date for each of the first two consecutive years after the Closing Date.

(ii) None of the Metalico Stock may be sold prior to the first anniversary of the Closing Date. Stockholder shall have the right to put to Metalico, at a price of $8.00 per share, up to the full amount of an Annual Lot annually after each of the first two consecutive years after the Closing Date at any time during the period (the “Put Period”) commencing on the anniversary of the Closing Date and ending on the tenth (10th) trading day occurring after such anniversary of the Closing Date. Stockholder shall exercise such put by delivering to Metalico a written demand to repurchase the Metalico Stock, or any part thereof, together with all certificates representing such number of shares of the Metalico Stock as are to be repurchased. Any notice or demand to be delivered to Metalico under this §2.4(c) may be delivered to it in accordance with and at the address set forth for Buyer in §11.7 hereinbelow.

(iii) All or any portion of an Annual Lot not put to Metalico during an applicable Put Period may, during or after the expiration of such Put Period, be sold in such manner as Stockholder may determine, subject to applicable securities law and regulation.

(iv) After the second Put Period, which shall expire on the tenth (10th) trading day occurring after the second anniversary of the Closing Date, Stockholder shall have no right to put any of the Metalico Stock to Metalico but shall not be subject to any restriction on sale (except as may be required under applicable securities law and regulation).

(d) Buyer shall deliver to Seller its calculation of the Annual Earnout (“Buyer’s Earnout Calculation”) within ninety (90) days after the end of the applicable Fiscal Year or, if no Annual Earnout payment is to be made in respect of any Fiscal Year, Buyer shall, within such ninety-day period, notify Seller that no such payment shall be made and provide Seller with a calculation of EBITDA demonstrating that no such payment is due. Buyer shall provide along with such calculations such materials as shall be appropriate to support Buyer’s determination, including the work papers related thereto, and shall provide Seller with reasonable access to such other information and materials as Seller may require to evaluate Buyer’s determination.

(i) In the event that Seller accepts Buyer’s determination with respect to the Annual Earnout for any Fiscal Year, and in any event unless Seller delivers to Buyer written notice of its disagreement with any such determination by Buyer within thirty (30) days of Seller’s receipt thereof (such period the “EBITDA Review Period”), Buyer’s Earnout Calculation for the applicable Fiscal Year shall be binding on the Parties and Buyer shall pay to Seller the Annual Earnout, if any, reflected in Buyer’s Earnout Calculation within ten (10) days following expiration of the EBITDA Review Period.

(ii) In the event that Seller disagrees with Buyer’s determination with respect to the Annual Earnout for any Fiscal Year, Seller shall deliver to Buyer a written notice of disagreement no later than the last day of the EBITDA Review Period, which notice shall state the adjustments proposed by Seller and shall include Seller’s calculation thereof (“Seller’s Earnout Adjustment”). Buyer shall have thirty (30) days from receipt of a notice of disagreement (such period the “EBITDA Reply Period”) to accept or reject Seller’s Earnout Adjustment. Buyer’s failure to reject Seller’s Earnout Adjustment in writing on or before the last day of the EBITDA Reply Period shall be deemed to be an acceptance thereof. If Buyer accepts Seller’s Earnout Adjustment, Buyer shall pay to Seller the Annual Earnout as adjusted within ten (10) days following expiration of the EBITDA Reply Period.

(iii) If Buyer rejects Seller’s Earnout Adjustment, then within ten (10) days of Seller’s receipt of written notice of such rejection the dispute shall be submitted for determination by a third-party certified public accounting firm (the “EBITDA Arbiter”) reasonably acceptable to Buyer and Seller and not then providing services to either Party, the Mississippi Company, the Members, or any of their respective Affiliates, with instructions that such determination shall be made accurately in accordance with the provisions hereof, as consistently applied, within forty-five (45) days after submission to the EBITDA Arbiter. The EBITDA Arbiter’s determination shall be final, conclusive and binding on Seller and Buyer. Buyer and Seller agree to share equally the cost and expenses of the EBITDA Arbiter, but each Party shall bear its own legal and other expenses, if any. Buyer shall pay to Seller the Annual Earnout as determined by the EBITDA Arbiter within ten (10) days after its receipt of the written determination of the EBITDA Arbiter.

2.5 Employment and Non-Competition Agreements.

(a) At the Closing, Allen W. Hickman, Jr. shall enter into an Employment Agreement with Buyer in the form of Exhibit 2.5(a) attached hereto (the “Employment Agreement”).

(b) At the Closing, each of the Key Persons shall be required to provide Buyer with a covenant not to compete pursuant to Buyer’s form of non-competition and confidentiality agreement (a “Non-Competition Agreement”) providing that such Key Person may not compete with Buyer and its Affiliates for a period of two (2) years, commencing on the later to occur of the Closing Date and the date as of which such Key Person’s employment or consulting relationship with Buyer terminates.

2.6 The Closing. Subject to the fulfillment of the conditions to Closing set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents between the Parties on or before January 10, 2008 and effective as of the close of business on that date, or such other date and time as the Parties may mutually determine (the “Closing Date”).

2.7 Deliveries at the Closing. At the Closing: (i) Seller shall deliver to Buyer the Acquired Assets and the various certificates, instruments, and documents as required herein; (ii) Seller shall execute, acknowledge (if appropriate), and deliver to Buyer such instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request, including the Bill of Sale; (iii) Buyer shall deliver to Seller the various certificates, instruments, and documents as required herein; and (iv) Buyer shall deliver to Seller the Cash Component, the Seller Note, and the Metalico Stock as provided in §2.4 above.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing. Such representations and warranties are made and given subject to the disclosures in the schedule of disclosures accompanying this Agreement and initialed by Seller and Buyer (the “Disclosure Schedule”), subject to §8.1(e).

3.1 Organization of Seller. The Members are the only equity holders of Seller, a Texas limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its state of organization and having no subsidiaries.

3.2 Authorization of Transaction. Seller has full power and authority (including full organizational power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the governing or managing board of Seller and, to the extent necessary, the Members have duly authorized the execution, delivery and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except as enforceability may be limited by applicable bankruptcy and insolvency laws and laws affecting creditors’ rights generally.

3.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above), shall (i) violate any injunction, judgment, order, decree, ruling, or charge, (ii) to the Knowledge of Seller, violate any constitution, statute, regulation, rule or other restriction of any government, governmental agency, or court to which Seller is subject, (iii) violate any provision of the Articles of Organization or Operating Agreement of Seller, or (iv) except as set forth in Part 3.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Encumbrance upon any of the Acquired Assets) which could reasonably be expected to result in a Material Adverse Effect. Except for the filing of UCC termination statements with respect to Acquired Assets, Seller does not need to give any notice to, or make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above).

3.4 Financial Statements. Attached hereto as Schedule E are the following financial statements of Seller (collectively, the “Financial Statements”): (i) unaudited combined balance sheet and statement of income as of and for the fiscal year ended December 31, 2006 combining results of operations and balance sheet information for Seller and the Mississippi Company, and (ii) an internally prepared unaudited balance sheet and statement of income (the “Interim Financial Statements”) for the ten (10) months ended October 31, 2007 (such date the “Interim Fiscal Month End”). To Seller’s Knowledge, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, are correct and complete, and are consistent with the books and records of Seller (which books and records are to Seller’s Knowledge correct and complete); provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

3.5 Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.6 Title To Acquired Assets. Seller owns all the Acquired Assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own located in the Facilities leased by Seller or reflected as owned in the Interim Financial Statement (except for inventory sold since the date of the Interim Financial Statement, as the case may be, in the Ordinary Course of Business), and all of the assets purchased or otherwise acquired by Seller since the date of the Interim Financial Statement (except for Inventory subsequently acquired or sold in the Ordinary Course of Business), which subsequently purchased or acquired assets (other than Inventory) are listed in Schedule A.

3.7 Encumbrances. Except as set forth in Part 3.7 of the Disclosure Schedule, all materials and assets reflected in the Interim Financial Statement are free and clear of all Encumbrances, other than: (a) those security interests shown on the Interim Financial Statement as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) security interests incurred in the Ordinary Course of Business in connection with the purchase of Acquired Assets after the date of the Interim Financial Statement (such security interests being limited to the Acquired Assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

3.8 Condition and Sufficiency of Assets. Except as set forth in Part 3.8 of the Disclosure Schedule, the Acquired Assets are, where applicable, adequate for the uses to which they are being put and are necessary to the operation of the Business.

3.9 Inventory. All Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business.

3.10 Accounts Receivable. Except as otherwise indicated, all accounts receivable of Seller that are set forth on Part 3.10 of the Disclosure Schedule (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as otherwise indicated, the Accounts Receivable set forth on Part 3.10 of the Disclosure Schedule are current and, to the Knowledge of Seller, collectible. Except as set forth in Part 3.10 of the Disclosure Schedule, there is no contest, claim, or right of set off, other than adjustments in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.10 of the Disclosure Schedule contains (i) a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the aging of such Accounts Receivable, and (ii) a complete and accurate list and description of actions pending as of the date hereof to pursue collection of the Accounts Receivable (the “Collection Actions A/R”).

3.11 Machinery and Equipment. Except as set forth in Part 3.11 of the Disclosure Schedule, all machinery and equipment included in the Acquired Assets consists of a quality and quantity usable in the Ordinary Course of Business. All such machinery and equipment has been recorded at book value and has been depreciated as provided in the footnotes to the Financial Statements. All such machinery and equipment is in good operating condition and repair, subject to normal wear and tear, and has been maintained in accordance with normal industry practice.

3.12 No Undisclosed Liabilities. To Seller’s Knowledge, except as set forth in Part 3.12 of the Disclosure Schedule, Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise).

3.13 Taxes. Seller has filed all federal, state, county, local and foreign tax returns required to have been filed, and such returns are, to Seller’s Knowledge, true and correct. Seller has paid or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies that have or may become due pursuant to such returns or pursuant to any assessment received with respect thereto. There are no pending or, to the Knowledge of Seller, threatened disputes as to Taxes payable by Seller.

3.14 Conduct of Business: No Material Adverse Effect.

(a) To Seller’s Knowledge there are no undisclosed events that could reasonably be expected to have a Material Adverse Effect upon the business or operations of Seller. Since the Interim Fiscal Month End, Seller has operated the Business in the Ordinary Course of Business except as set forth in Part 3.14 of the Disclosure Schedule. In addition, since the Interim Fiscal Month End, there has not been any Material Adverse Effect in the business, financial condition, operations, results of operations, or future prospects of Seller. Without limiting the generality of the foregoing, since the Interim Fiscal Month End:

(i) Seller has not imposed any Encumbrance upon any of its assets, tangible or intangible;

(ii) Seller has not paid, discharged or satisfied any claim, liability or obligation of Seller other than in the Ordinary Course of Business; and

(iii) Seller has not made any change that would, to its Knowledge, have a Material Adverse Effect on the manner of business or operations of Seller (including without limitation any acceleration or deferral of the payment of accounts payable or other current liabilities).

(b) Since December 31, 2006, none of the following events has occurred or is occurring and, to Seller’s Knowledge, no conditions exist which could result in the occurrence of such events:

(i) Any strike, union organizational activity, grievance, arbitration proceeding, labor dispute, change in relations with Seller’s employees or any other occurrence, event or condition of any similar character which has had or which could reasonably be expected to have a Material Adverse Effect on the Business;

(ii) To the Knowledge of Seller, any change or proposed change in applicable law or governmental policy which has had or which could reasonably be expected to have a Material Adverse Effect on the Acquired Assets or the Business;

(iii) Any change in the financial condition and/or the Acquired Assets, including, without limitation, any changes in the composition of the equipment and tools described in the schedule of Acquired Assets attached hereto, or liabilities of Seller other than changes occurring in the Ordinary Course of Business; or

(iv) Any occurrence not included in clauses (i) through (iii) of this §3.14(b) which, to the Knowledge of Seller, has resulted in or could reasonably be expected to result in a Material Adverse Effect upon the Acquired Assets or the Business or its prospects.

3.15 Employee Benefits Matters.

(a) Except as set forth in Part 3.15 of the Disclosure Statement, no employee pension, profit sharing or welfare benefit plan or any other plan regulated under the Code, or the laws of any county, state or country that is maintained by Seller (collectively, “Seller Plans”) shall result in any liability to Buyer or shall have an adverse impact upon the Acquired Assets or subject the Acquired Assets to any lien under the Code, or the laws of any state or country.

(b) All rights, obligations and assets in connection with Seller Plans shall be retained by Seller and shall survive the Closing and Seller’s obligations in connection with Seller Plans that require continued funding and/or administration shall survive the Closing.

3.16 Legal Requirements: Compliance and Governmental Authorizations.

(a) Except as set forth in Part 3.16 of the Disclosure Schedule:

(i) to Seller’s Knowledge, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of the Acquired Assets;

(ii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(iii) Seller has not received, at any time, any written notice or other communication or, to the best of Seller’s Knowledge, any oral notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iv) to Seller’s Knowledge, no failure to comply with a Legal Requirement that is or was applicable to Seller or to the conduct or operation of its business or the ownership or use of any of the Acquired Assets could reasonably be expected to have a Material Adverse Effect as of the Closing Date.

(b) Part 3.16 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the Acquired Assets. Each Governmental Authorization listed or required to be listed in Part 3.16 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 3.16 of the Disclosure Schedule:

(i) To Seller’s Knowledge, Seller is and at all times since December 31, 2006 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule;

(ii) To Seller’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, any Governmental Authorization listed or required to be listed in Part 3.16 of the Disclosure Schedule;

(iii) Seller has not received any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations Sellerlisted or required to be listed in Part 3.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) The Governmental Authorizations listed in Part 3.16 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner it is currently conducted and to operate such Business and to permit Seller to own and use the Acquired Assets in the manner in which it currently owns and uses such assets.

(d) Except as set forth in Part 3.16 of the Disclosure Schedule there are no suits, actions or claims, nor any governmental investigations or inquiries, nor any legal, administrative or arbitration proceedings, pending or, to Seller’s Knowledge, threatened against Seller which shall or may in any manner materially affect the Acquired Assets or the Business, and, except as described in Part 3.16 of the Disclosure Schedule, to the Knowledge of Seller there is no basis or grounds for any such suit, action, claim, order, writ, injunction decree, investigation, inquiry or proceeding.

Without limitation of the foregoing, to Seller’s Knowledge neither Seller nor any director, officer, agent or employee of Seller or any Person acting on behalf of Seller, has, in violation of any applicable law: (a) made any payment, contribution or gift to any Person, whether in money, property or services, in order to (i) obtain business for Seller, (ii) pay for business secured by Seller, (iii) obtain business concessions for Seller, or (iv) pay for business concessions obtained by Seller; or (b) established or maintained any fund or assets for such purposes that has not been recorded in the financial records of Seller.

3.17 Legal Proceedings; Orders.

(a) Part 3.17 of the Disclosure Schedule contains a complete and correct list of each Proceeding by or against Seller that is currently pending, has been pending at any time since December 31, 2002 (with a stated amount in controversy in excess of $5,000.00 and all Proceedings in which no dollar amount has been stipulated), and that:

(i) relates to or may affect the Business or any of the Acquired Assets; or

(ii) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions.

Except as set forth in Part 3.17 of the Disclosure Schedule, no such Proceeding has been threatened, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding, and no proceeding has been settled since December 31, 2002, for an amount greater than $5,000.00. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each proceeding listed in Part 3.17 of the Disclosure Schedule. The Proceedings listed in Part 3.17 of the Disclosure Schedule could not reasonably be expected to have a Material Adverse Effect on the Business or the operations, assets, condition, or prospects of Seller.

(b) Except as set forth in Part 3.17 of the Disclosure Schedule:

(i) There is no Order to which Seller or any of the Acquired Assets is subject;

(ii) Seller is not subject to any Order that relates to the Business or any of the Acquired Assets; and

(iii) No officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

(c) Except as set forth in Part 3.17 of the Disclosure Schedule:

(i) Seller is, and at all times since December 31, 2006 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the Acquired Assets, is or has been subject;

(ii) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the Acquired Assets, is subject; and

(iii) Seller has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the Acquired Assets is or has been subject.

3.18 Contracts.

(a) Part 3.18(a) of the Disclosure Schedule lists all material contracts to which Seller is a party.

(b) Except as set forth in Part 3.18(b) of the Disclosure Schedule, each contract identified or required to be identified in Part 3.18(a) of the Disclosure Schedule Seller is in full force and effect and is valid and enforceable in accordance with its terms.

(c) Except as set forth in Part 3.18(c) of the Disclosure Schedule:

(i) Seller is, and at all times since December 31, 2006 has been, in full compliance with all applicable terms and requirements of each listed contract under which Seller has or had any obligation or liability or by which Seller or any of the Acquired Assets is or was bound;

(ii) to Seller’s Knowledge, each other Person that has had any obligation or liability under any contract under which Seller has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such contract;

(iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any listed contract; and

(iv) Seller has not given to or received from any other Person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any listed contract.

(d) There are no renegotiations or, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or complete listed contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

3.19 Environmental Matters.

Except as set forth in Part 3.19 of the Disclosure Schedule:

(a) To Seller’s Knowledge, Seller is, and at all time has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Seller has no reasonable basis to expect, nor has Seller or any other Person for whose conduct Seller is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any action recommended or required under Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to Seller’s Knowledge, threatened claims, judicial actions, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities, properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

(c) Seller has no Knowledge or any reasonable basis to expect, that any other Person for whose conduct it is or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither Seller nor any other Person for whose conduct it is or may be held responsible knows of any Environmental, Health, and Safety Liabilities with respect to the Facilities, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other Person for whose conduct it is or may be held responsible, has permitted or conducted, nor is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest.

(f) To the Knowledge of Seller, Part 3.19(f) of the Disclosure Schedule is a complete list and environmental history of all underground storage tanks and or other containers deposited or located in land, water, sumps, or any other part of the Facilities or adjoining property or incorporated into any structure therein or thereon.

(g) To the Knowledge of Seller, there has been no Release or threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or to the Knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(h) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Material or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(i) Seller is in compliance with all applicable Federal, state and local Laws relating to public health, safety and the Environment.

3.20 Insurance.

(a) Within the last five (5) years, Seller has not been refused any insurance due to any environmental issue or claim, nor has Seller been denied coverage with respect to its assets or operations, or has had coverage limited by any insurance carrier to which it has applied for or with which it has carried insurance.

(b) Part 3.20 of the Disclosure Schedule sets forth a summary of information pertaining to all claims (other than workers’ compensation claims) of property damage and personal injury or death against Seller which are currently pending or were made during the preceding two (2) fiscal years or the current fiscal year. Except as set forth in said Part 3.20 of the Disclosure Schedule, all of such claims are fully satisfied or are being defended by an insurance carrier and involve no exposure to Seller.

3.21 Employees.

(a) Part 3.21 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: name, job title, date of hire, social security number, current annual compensation paid or payable and any change in compensation since December 31, 2006, vacation accrued, and service credited for purposes of vesting and eligibility to participate in any pension, profit sharing or welfare benefit plans or other plan regulated under the Code or the laws of any county, state or country that is maintained by or on behalf of Seller.

(b) No employee, officer, or director of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer, or director and any other Person (“Proprietary Rights Agreement") that in any way adversely affects or shall affect (i) the performance of his duties as an employee of Seller, or (ii) the ability of Seller to conduct the Business, including any Proprietary Rights Agreement with Seller by any such employee, officer, or director.

3.22 Labor Matters.

The employees of Seller are not represented by a labor organization, Seller is not a signatory to a collective bargaining agreement with any labor organization, no union claims to represent any such employees, and to the Knowledge of Seller, no union organizing effort is or within the last two (2) years has been under way involving the employees of Seller.

3.23 Customers and Suppliers. In Part 3.23 of the Disclosure Schedule, Seller has set forth Seller’s top ten customers and top ten suppliers and vendors based on the revenue generated by such customers during the ten-month period ended October 31, 2007. To the Knowledge of Seller, no event has occurred since October 31, 2007 that would have a Material Adverse Effect on the relationship that Seller has with any party listed on Part 3.23 of the Disclosure Schedule. There has been no loss or, to the Knowledge of Seller, threatened loss of any customers or change in contractual relationship with any supplier or customer that would have a Material Adverse Effect on the Business.

3.24 Material Contracts. Except as disclosed pursuant to any of §§3.1 through 3.23 above or as disclosed in Part 3.24 to the Disclosure Schedule, there are no agreements or contracts with any Person that, if terminated, would have a Material Adverse Effect on the Business.

3.25 Marks. Part 3.25 of the Disclosure Schedule contains a complete and accurate list and summary description of all of Seller’s Marks. Seller is the owner of all right, title, and interest in and to each of the Marks set forth in Part 3.25 of the Disclosure Schedule, free and clear of all Encumbrances.

3.26 Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 shall be true, accurate and complete as of the Closing.

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and is a wholly owned subsidiary of Metalico.

4.2 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer enforceable in accordance with its terms.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above), shall (i) violate any injunction, judgment, order, decree, ruling or charge, (ii) to the Knowledge of Buyer, violate any constitution, statute, regulation, rule or other restriction of any government, governmental agency, or court to which Buyer is subject, (iii) violate any provision of the Certificate of Formation or Operating Agreement of Buyer, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer are a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above).

4.4 Capability. Buyer has or will have adequate resources to perform its obligations hereunder.

4.5 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

ARTICLE 5. CONDITIONS TO OBLIGATIONS TO CLOSE

5.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated under this Agreement at the Closing is subject to the satisfaction or waiver by Buyer of the following conditions:

(a) the Mississippi Purchase Agreement shall have been executed by the parties thereto and all conditions to the closing of the Mississippi Purchase Agreement shall have been satisfied or waived;

(b) the representations and warranties of Seller set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;

(c) Seller shall execute and deliver to Buyer the Bill of Sale transferring all of the Acquired Assets to Buyer;

(d) Allen W. Hickman, Jr. shall execute and deliver to Buyer the Employment Agreement;

(e) Each of the Key Persons shall execute and deliver to Buyer a Non-Competition Agreement;

(f) Buyer shall receive a consent to its assignment and assumption of the Buda Lease, in form reasonably acceptable to Buyer, duly executed by Buda Landlord;

(g) Buyer shall receive a consent to its assignment and assumption of the Dallas Lease, in form reasonably acceptable to Buyer, duly executed by Dallas Landlord;

(h) Seller shall provide assignments of all contracts, leases, and other agreements necessary and appropriate for the continued operation of the Business by Buyer, with appropriate consents and authorizations duly executed by the applicable counterparty thereto, in form and substance reasonably satisfactory to Buyer;

(i) Seller shall provide assignments of all assignable Governmental Authorizations necessary and appropriate for the continued operation of the Business by Buyer, with appropriate consents and authorizations duly executed by the applicable Governmental Bodies, in form and substance reasonably satisfactory to Buyer;

(j) Seller shall provide worksheets and supporting materials satisfactory to Buyer, pursuant to the methodology as set forth in §2.2(b) and certified by Seller’s chief financial officer as true and correct, establishing Seller’s Net Working Capital as of the Closing Date and the After-Tax Profit Share;

(k) Seller shall provide evidence satisfactory to Buyer to the effect that on the Closing Date Seller has no Indebtedness or Liabilities in excess of the Assumed Debts;

(l) Seller shall provide a payoff letter for the Senior Hickman Debt and such other agreements, instruments, and documents necessary to evidence the payment in full of the Senior Hickman Debt and the release of any Encumbrances on the Acquired Assets securing the Senior Hickman Debt upon giving effect to such payment;

(m) Seller shall execute and deliver such subordination documents in respect of the Seller Note and any Indebtedness of Metalico to Seller under the Metalico Guaranty as Metalico’s and Buyer’s senior institutional lenders may reasonably require;

(n) Buyer shall have received such executed landlord waivers from the Buda Landlord with respect to the Buda Property and the Dallas Landlord with respect to the Dallas Property as Metalico’s and Buyer’s senior institutional lenders may reasonably require;

(o) Seller shall deliver to Buyer a certificate of the Secretary or other authorized officer of Seller:

(i) certifying the name(s) and true signature(s) of the officer(s) of Seller authorized to sign this Agreement and the other documents contemplated hereby to be executed by Seller, and

(ii) stating that the resolutions adopted by Seller’s governing board authorizing the actions taken in connection with the transactions contemplated by this Agreement, including without limitation the execution and delivery of this Agreement and the other documents contemplated hereby to be executed by Seller and the consummation of the transactions contemplated hereunder, were duly adopted and continue in full force and effect (with a copy of such resolutions to be annexed to such certificate);

(p) Buyer shall have obtained such Uniform Commercial Code, tax, judgment and lien searches and other releases, consents, agreements, instruments, or documents as Buyer shall reasonably require (including UCC Termination Statements) to establish that Seller holds title to the Acquired Assets free of any Encumbrances; and

(q) Buyer shall have received such approvals for the transactions contemplated hereunder from its principal lenders as are necessary and appropriate.

5.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver by Seller of the following conditions:

(a) the representations and warranties of Buyer set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

(b) Buyer shall deliver to Seller the Cash Component (as adjusted pursuant to §2.2(b));

(c) Buyer shall execute and deliver to Seller the Seller Note;

(d) Metalico shall execute and deliver to Seller the Metalico Guaranty;

(e) Buyer shall execute and deliver to Allen W. Hickman, Jr. the Employment Agreement;

(f) Buyer shall execute and deliver to Buda Landlord an assignment and assumption of the Buda Lease in form reasonably satisfactory to Buyer and Buda Landlord;

(g) Buyer shall execute and deliver to Dallas Landlord an assignment and assumption of the Dallas Lease in form reasonably satisfactory to Seller and Dallas Landlord;

(h) Buyer shall make the Senior Hickman Payment by bank wire transfer of immediately available funds to an account or accounts designated by Allen W. Hickman, Sr. prior to the Closing Date;

(i) Buyer shall provide the Dallas Lease Security and shall execute and deliver to Seller and any other appropriate parties such agreements, instruments, and documents as are necessary and appropriate in connection therewith; and

(j) Buyer shall deliver to Seller a certificate of the Secretary or other authorized officer of Buyer:

(i) certifying the name(s) and true signature(s) of the officer(s) of Buyer authorized to sign this Agreement and the other documents contemplated hereby to be executed by Buyer, and

(ii) stating that the resolutions adopted by Buyer’s board of directors authorizing the actions taken in connection with the transactions contemplated by this Agreement, including without limitation the execution and delivery of this Agreement and the other documents contemplated hereby to be executed by Buyer and the consummation of the transactions contemplated hereunder, were duly adopted and continue in full force and effect (with a copy of such resolutions to be annexed to such certificate).

5.3 Markets. If the Closing Date does not occur on or before January 10, 2008 solely as a result of the occurrence of a Market Event the Parties agree to extend the Closing Date (and the date as of which a Party may terminate this Agreement under §9.1(d)) to March 25, 2008.

ARTICLE 6. 6.1	EMPLOYMENT MATTERS Treatment of Employees.

(a) Seller shall terminate all of its active and inactive employees effective as of the Closing Date. Any amounts owing to such employees, including any severance or termination pay obligations arising from the transactions contemplated hereby as of the Closing Date, shall be paid by Seller with proof of payment documents provided in a form acceptable to Buyer.

(b) Except as expressly provided in this Agreement with respect to Allen W. Hickman, Jr., each of the former employees of Seller terminated by Seller pursuant to §6.1(a) above will be offered employment by Buyer on terms and conditions substantially similar to those provided by Seller as of October 5, 2007 on an at-will basis or subject to an employment agreement, immediately following the Closing Date.

(c) In no event shall the acceptance of Buyer’s offer of employment by any former employee of Seller other than Allen W. Hickman, Jr. be a condition to Closing.

6.2 No Third-Party Beneficiaries. Nothing contained in this Article 6 shall be construed to confer any benefit or standing to pursue any claim on any person other than the Parties, and nothing contained in this section shall create any third-party beneficiaries.

ARTICLE 7. REMEDIES FOR BREACHES OF THIS AGREEMENT

7.1 Exclusive Remedy. Buyer and Seller acknowledge and agree that the indemnification provisions in this Article 7 shall be the exclusive remedy of each of Buyer and Seller with respect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer and Seller hereby waive any statutory, equitable, or common law rights or remedies relating to any environmental matters, including without limitation any such matters arising under any Environmental Law.

7.2 Indemnification Provision for Benefit of Buyer.

(a) In the event Seller breaches any of its representations and warranties as contained in Article 3 of this Agreement, and, if there is an applicable survival period pursuant to this Agreement, provided that Buyer makes a written claim for indemnification against Seller pursuant to §7.5 below within such survival period, then Seller agrees to indemnify Buyer from and against the entirety of any Loss or Damage Buyer may suffer through and after the date of the claim for indemnification (including any Loss or Damages Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) Subject to the provisions of this Article 7, Seller agrees to indemnify Buyer from and against the entirety of any Loss or Damages Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Seller or the Members which is not expressly assumed by Buyer under this Agreement (including any Liability of Seller that becomes a Liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law). Notwithstanding anything in this Article 7 to the contrary, Buyer may not seek indemnification from Seller more than 120 days after the Closing Date for any claims in respect of shipments of undervalued materials to smelters, refiners, and other consumers of platinum group metals made prior to the Closing Date.

(c) Subject to the provisions of this Article 7, Seller agrees to indemnify Buyer from and against the entirety of any Loss or Damages Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by an Environmental, Health, and Safety Liability.

(d) Buyer shall not be entitled to indemnification hereunder until such time as a single event of Loss or Damage or an aggregate of two or more events of Loss or Damage exceeds $100,000, at which time Buyer shall be entitled to indemnification for all events of Loss or Damage in excess of $100,000. Except for claims for Environmental, Health, and Safety Liabilities, no claim may be made by Buyer for indemnification pursuant to this §7.2 after the second anniversary of the Closing Date. No claim may be made by Buyer for indemnification for any Environmental, Health, and Safety Liabilities pursuant to this §7.2 after the third anniversary of the Closing Date. No claim for indemnification of Loss or Damage under this §7.2 may be made hereunder by Buyer against Seller to the extent the aggregate of all Loss or Damages paid or asserted (and, if asserted, paid at any time thereafter) exceeds $2,500,000. Buyer shall have the right to set off any amounts due to Buyer under this §7.2 against any payment due to Seller as an Annual Earnout upon written notice to Seller. If, within ten days after its receipt of notice of any such setoff, Seller notifies Buyer in writing that it disputes such setoff (which writing shall include a statement of the basis for such dispute), Buyer shall deposit in escrow to a trust account of counsel to Seller such payments as would otherwise be due to Seller from the applicable Annual Earnout but for such setoff until the Parties have resolved such dispute. If the Parties have not resolved such dispute between themselves within sixty (60) days of delivery of Seller’s written notice of dispute, Seller shall either withdraw such notice, thereby consenting to such setoff, or initiate litigation or arbitration in accordance with the provisions of §10.8 or §11.8 of this Agreement. If Seller prevails in such litigation or arbitration after entry of a final non-appealable determination, the escrowed funds shall be released to Seller and if Buyer prevails in such litigation or arbitration after entry of a final non-appealable determination, the escrowed funds shall be released to Buyer.

7.3 Indemnification Provisions for Benefit of Seller

(a) In the event Buyer breaches any of its representations, warranties and/or covenants contained in this Agreement, and, if there is an applicable survival period pursuant to this Agreement, provided that Seller makes a written claim for indemnification against Buyer pursuant to §7.5 below within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Loss or Damages Seller may suffer through and after the date of the claim for indemnification (including any Loss or Damages Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) Buyer agrees to indemnify Seller from and against the entirety of any Loss or Damages Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability that is expressly assumed by Buyer under this Agreement.

(c) No claim for indemnification may be made hereunder by Seller against Buyer for Loss or Damage in excess of $1,000,000 caused solely by a breach of this Agreement resulting from Buyer’s failure to close. The limitation set forth in this §7.3(c) shall not apply to any other claims Seller may make against Buyer, including without limitation claims for unpaid amounts in respect of the Seller Note, the Annual Earnout, or the put of Metalico Stock described in §2.4(c).

7.4 Matters Involving Third Parties

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Article 7, then the Indemnified Party shall notify the Indemnifying Party thereof as provided in §7.5 below, provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) The Indemnifying Party shall have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given written notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with §7.5 below, (i) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably if the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party) and (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(d) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with §7.5 below, then any failure of the Indemnified Party to defend any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

7.5 Notice of Indemnity Claim

(a) If any Indemnified Party receives notice of a Third Party Claim, the Indemnified Party shall notify the Party required by the terms of this Agreement to indemnify the Indemnified Parties in writing thereof (the “Claims Notice”) within ten (10) days after (i) receipt of written notice of commencement of any third party litigation against such Indemnified Party, (ii) receipt by such Indemnified Party of written notice of any Third Party Claim pursuant to an invoice, notice of claim or assessment, against such Indemnified Party, or (iii) such Indemnified Party becomes aware of the existence of any other event, in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Third Party Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount if known, or estimate, if possible, of Buyer’s or Seller’s Losses, as the case may be that has been or may be incurred or suffered by Buyer or Seller, as the case may be.

(b) If the Indemnifying Party shall not have timely notified the Indemnified Party of its election to assume the defense, the Indemnified Party shall have the right to assume control of the defense of such Third Party Claim. If the Indemnifying Party does not elect to assume the defense of any Third Party Claim, it may give written notice to the Indemnified Party of its intent not to do so, in which event the Indemnified Party shall assume control of the defense and/or compromise of such Third Party Claim, subject to the indemnification rights of the Indemnified Party hereunder.

(c) The Party assuming the defense of any Third Party Claim shall keep the other Party reasonably informed at all times of the progress and development of its defense of and/or compromise efforts with respect to such Third Party Claim and shall furnish the other Party with copies of all relevant pleadings, correspondence and other papers. In addition, the Parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Third Party Claim.

7.6 Survival of Representations and Warranties; Right to Indemnification Not Affected by Knowledge. All of the representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of two (2) years. The rights of each Party to indemnification are expressly limited as set forth hereinabove. The right to indemnification hereunder shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, regarding the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation under this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification based on such representations, warranties, covenants and obligations. The Parties hereto in executing and delivering, and in carrying out the provisions of this Agreement are relying solely on the representations, warranties, schedules, exhibits, annexes, agreements and covenants contained in this Agreement or in any writing or document delivered pursuant to provision of this Agreement and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

7.7 Dallas Lease. In addition to any indemnification provisions in favor of Seller set forth in §7.3 above, Buyer agrees to indemnify Seller in full for any Third Party Claims by Dallas Landlord against Seller under the Dallas Lease resulting from or arising out of events, acts, or omissions occurring on or after the effective date of the assignment of the Dallas Lease to Buyer contemplated under §§5.1(g) and 5.2(g) and to secure such indemnity with a letter of credit or pledged deposit account for the benefit of Seller in an amount not less than the equivalent of six (6) months rent under the Dallas Lease (the “Dallas Lease Security”).

ARTICLE 8.	COVENANTS OF SELLER AND BUYER PRIOR TO THE CLOSING DATE
8.1	Covenants of Seller.

(a) Access and Investigation. Between the date of this Agreement and the Closing Date, subject to pre-approval by Seller, Seller and its agents and representatives shall, for Buyer’s review solely in connection with the purchase of the Acquired Assets pursuant to this Agreement, (i) afford Buyer’s agents, representatives, financial and legal advisors, lenders, and prospective lenders (collectively, “Buyer’s Advisors”) reasonable and appropriate access to Seller’s employees, contracts, books and records, and other documents and data, for review by Buyer and Buyer’s Advisors solely in connection with the purchase of the Acquired Assets pursuant to this Agreement; (ii) furnish Buyer’s Advisors with copies of such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and (iii) furnish Buyer’s Advisors with such reasonable and appropriate additional financial, operating, and other data and information maintained by Seller in the Ordinary Course of Business as Buyer may reasonably request. Buyer’s Advisors and Seller shall coordinate such activities in a manner so as to eliminate or reduce the disruption to Seller’s business resulting therefrom.

(b) Operation of the Business of Seller. Between the date of this Agreement and the Closing Date, Seller shall:

(i) conduct its Business only in the Ordinary Course of Business and otherwise refrain from any extraordinary transactions or significant deviations from past practices without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed;

(ii) preserve intact the current business organization of Seller, keep available the services of the current officers, employees, and agents of Seller, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller; and

(iii) report periodically to Buyer concerning the status of the Business.

(c) Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller shall not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action as a result of which any of the changes or events listed in §3.14 shall occur.

(d) No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article 9, Seller shall not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or Acquired Assets (other than in the Ordinary Course of Business) of Seller, or any of the capital stock of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller. Seller shall immediately notify Buyer regarding any contact between Seller and any other Person regarding any such offer or proposal or any related inquiry of which Seller has Knowledge.

(e) Disclosure Schedule Update. At least one (1) business day prior to Closing but no more than three (3) business days prior to Closing, Seller shall supplement or amend the Disclosure Schedule with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Disclosure Schedule; provided that (i) no Section or Subsection of the Disclosure Schedule that qualifies a representation or warranty that speaks as of a particular date needs to be updated to reflect changes thereto since such date and (ii) no such supplemental or amended disclosure will be deemed to constitute a breach with respect to any of the representations and warranties hereunder if (A) it is required in connection with any pre-closing transaction of which Buyer is aware as of the date hereof or (B) (1) with respect to any representation or warranty that is not qualified by materiality, such disclosure is not of a material matter and (2) with respect to any representation or warranty that is qualified by materiality, such disclosure, if existing or known at the date hereof, would not have been required to be disclosed in the Disclosure Schedule on and as of the date hereof.

(f) Reasonable Efforts. Between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts in good faith to cause the conditions in §§5.1 and 5.2, as applicable to Seller, to be satisfied.

8.2 Covenants of Buyer.

(a) Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer shall make all filings, if any, required by any applicable laws, rules or regulations to be made by it to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer shall (i) cooperate with Seller with respect to all filings that Seller is required by any applicable law, rules or regulations to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with Seller in obtaining all consents, provided that this Agreement shall not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain any governmental consent, license or other approval to consummate the transactions contemplated by this Agreement.

(b) Reasonable Efforts. Between the date of this Agreement and the Closing Date, Buyer shall use commercially reasonable efforts in good faith to cause the conditions in §§5.1 and 5.2, as applicable to Buyer, to be satisfied.

ARTICLE 9.	TERMINATION OF AGREEMENT
9.1	Termination of Agreement. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written agreement between the Parties;

(b) by Buyer by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (ii) if events occur which render compliance with one or more conditions set forth in §5.1 hereof impossible or materially harmful or injurious to Buyer and such conditions are not waived by Buyer; provided that such events did not result from any action or omission by Buyer which was reasonably within its control and which it was not expressly permitted to take or omit by the terms of this Agreement;

(c) by Seller by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller have notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (ii) if events occur which render compliance with one or more conditions set forth in §5.2 hereof impossible or materially harmful or injurious to Seller, and such conditions are not waived by Seller; provided that such events did not result from any action or omission by Seller which was reasonably within its control and which it was not expressly permitted to take or omit by the terms of this Agreement; and

(d) by either Party upon written notice to the other Party if the Closing has not occurred on or before the latest to occur of (i) January 10, 2008, (ii) such subsequent date as the Parties may agree upon, and (iii) such later date as may be determined under §5.3, provided in each case that the Party seeking termination shall not then be in material breach of this Agreement.

9.2 Effect of Termination. If either Buyer or Seller terminates this Agreement as permitted by §9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, provided that if such termination shall result from the willful failure of one Party to fulfill a condition to the performance of the obligations of the other Party or to perform a covenant of this Agreement or from a willful breach by such Party to this Agreement, such Party shall be fully liable for any and all damages incurred or suffered by the other Party as a result of such failure or breach notwithstanding the provisions and limitations of Article 7. The provisions of §§10.4 and 10.5 shall survive any termination hereof pursuant to this §9.2.

ARTICLE 10. POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

10.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7). Seller acknowledges and agrees that from and after the Closing Buyer shall be entitled to possession of all documents, books, records (including Tax and personnel records), agreements, and data of any sort relating to Seller (the “Business Records”) other than as excluded from the Acquired Assets as Excluded Assets. From and after the Closing Date Buyer agrees to provide Seller with access, upon notice and at reasonable times, to records of Buyer relating to the applicable Acquired Assets, including the Business Records of Seller transferred to Buyer, to the extent necessary (including the right to make copies of documents as reasonably required) to permit Seller and the Members to prepare their respective tax returns and to respond to any governmental inquiry, litigation, prospective litigation, threatened litigation, claims or other events.

10.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding, charge, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, the non-contesting or defending Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article 7), excluding the wages of such personnel).

10.3 Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. From and after the Closing, Seller shall refer all customer inquiries relating to the Business to Buyer.

10.4 Confidentiality as to Seller. Seller shall treat and hold as confidential all of the Confidential Information of Buyer. Seller shall refrain from using any of such Confidential Information except in connection with this Agreement or as otherwise expressly approved by Buyer. Seller shall deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in its possession. In the event that Seller is requested to or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall promptly notify Buyer of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §10.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal, provided, however, that Seller shall use reasonable efforts in good faith to obtain, at the reasonable request of Buyer and at Buyer’s sole cost and expense, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Seller shall designate.

10.5 Confidentiality as to Buyer. Buyer shall treat and hold as confidential all of the Confidential Information of Seller. Buyer shall refrain from using any of such Confidential Information except in connection with this Agreement or as otherwise expressly approved by Seller. Buyer shall deliver promptly to Seller or destroy, at the request and option of Seller, all tangible embodiments (and all copies) of Confidential Information which are in its possession. In the event that Buyer is requested to or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Buyer shall promptly notify Seller of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this §10.5. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Buyer may disclose the Confidential Information to the tribunal; provided, however, that Buyer shall use reasonable efforts in good faith to obtain, at the reasonable request of Seller and at Seller’s sole cost and expense, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

10.6 Sales Taxes. Seller and Buyer shall each be responsible for one half of any sales taxes, federal and state and bulk transfer taxes, if any, related to the purchase and sale of the Acquired Assets, provided that Seller (and the Members) shall be solely responsible for any federal and state income taxes attributable to its sale. Buyer shall be responsible for all fees associated with the transfer of certificates of title incurred as a result of the transactions contemplated by this Agreement. The Parties hereby waive, to the extent they legally may, compliance with the provisions of the bulk sales laws of any applicable jurisdiction, provided that no such waiver shall affect the allocation of tax liabilities as between Seller and Buyer set forth in the first two sentences of this §10.6.

10.7 Accounts Receivable of Seller. Each of Buyer and Seller agrees that it shall not cause, require or otherwise direct any of the former customers to remit to the other Party any amounts of money due as accounts receivable or otherwise. If either Buyer or Seller receives payment for the other Party, such amount shall be remitted to the other Party within ten (10) business days after receipt.

10.8 Arbitration. Either Party shall have the option of referring any dispute to arbitration by written notice to the other Party within thirty (30) calendar days (or such longer period of time as may be agreed to by the parties) following the giving of any notice of claim hereunder, or the initiation of litigation by either Party against the other Party (the “Arbitration Referral Period”). If the matter is referred to arbitration, each Party shall select an independent arbitrator and the two so selected shall agree on a third arbitrator. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association and shall be conducted in Austin, Texas. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction. As part of such award, the arbitrators shall establish their fees and expenses in connection therewith and allocate such fees and expenses between the parties, who shall promptly pay their allocable shares. Any award shall be a conclusive determination of the matter. If neither Party properly refers the matter to arbitration prior to the expiration of the Arbitration Referral Period, then the Parties shall be free to pursue such remedies as may be available at law or in equity.

10.9 Name Change. Seller shall change its name within three (3) business days following the Closing Date to one that does not include “American CatCon” or any variation thereof and deliver evidence of such name change to Buyer within six (6) business days of the Closing Date. Seller agrees and acknowledges that Seller shall have no right to use the name “American CatCon” or variations thereof in the conduct of any business from and after the Closing Date except for purposes of reconciling or closing accounts, and that Buyer shall have the right to use the name “American CatCon” or variations thereof immediately upon Closing.

10.10 No Merger. Buyer covenants and agrees that, for a period of at least four years after the Closing Date, it will not merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person.

ARTICLE 11. MISCELLANEOUS

11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or any of its Affiliates’ publicly traded securities (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Party in writing prior to making the disclosure unless prohibited by applicable law or any listing or trading agreement concerning its or any of its Affiliates’ publicly-traded securities).

11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto dated of even date herewith (including the documents referred to herein and therein) constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if (and then one business day after) it is sent by overnight express delivery or (b) if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, in either case addressed to the intended recipient as set forth below:

If to Seller:	AMERICAN CATCON HOLDINGS, LLC
P.O. Box 520
Buda, Texas 78610
Attn.:
Telephone:
Fax:
Email:
With a Copy to:	K&L Gates
111 Congress Avenue
Suite 900
Austin, Texas 78701
Attn.:
Telephone:
Fax:
Email:
If to Buyer:	METALICO CATCON, INC.
c/o Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attn.:
Telephone:
Fax:
Email:
With a Copy to:	Metalico, Inc.
186 North Ave. East
Cranford, NJ 07016
Attn.:General Counsel
Telephone:
Fax:
Email:

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other reasonable means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. All notices, requests, demands, claims, and other communications hereunder shall be in writing.

11.8 Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas. In any court proceeding, each Party agrees to submit to the jurisdiction of the courts of the State of Texas, Travis County, and/or the United States District Court for the Western District of Texas, Austin Division. Each of Seller and Buyer hereby irrevocably waives to the fullest extent permitted by law any objection which it may now have or hereafter have to the laying of such venue and any claim that any such forum is an inconvenient forum.

11.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11 Expenses. Except as expressly provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

11.13 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

Seller:	Buyer:
AMERICAN CATCON HOLDINGS, LLC	METALICO CATCON, INC.
By:	By:

Allen W. Hickman, Jr.	Carlos E. Agüero
President and Manager	President
Solely for purposes of §2.4(c):
METALICO, INC.
By:

Carlos E. Agüero
President